EXHIBIT 10.7

Spartan Motors Inc.
Executive Leadership Team Incentive Compensation Framework

Philosophy
The Spartan Motors, Inc. (the “Company”) executive compensation plan aims to provide competitive levels of compensation and incentives to drive strong long-term financial performance.  The plan is designed to achieve the following objectives:

1.	Attract and retain qualified management
2.	Align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value
3.	Align management’s compensation with the achievement of Spartan Motors’ annual and long-term performance goals
4.	Reward excellent corporate performance
5.	Recognize individual and team initiatives and achievements

Executive compensation is comprised of three components: base salary, annual cash-based incentive, and long-term equity-based incentive.  The total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to take appropriate risks.  Accordingly, base salary is established slightly below market-median ranges, and incentive compensation potential is established above market-median ranges.

In addition, there are equity holding requirements that executives must maintain.  The compensation plan is established by the full Board after consideration of input from external sources and is reviewed annually.

Annual Incentive Compensation
The Targeted Incentive Compensation Rate is expected to be 50 percent to 55 percent for each member of the Executive Leadership Team (“ELT”), comprised of the CEO, COO, and CFO, and 40% for other Named Executive Officers.  The Annual Incentive Bonus is calculated as the Targeted Incentive Compensation Rate times the Bonus Multiple times the officer’s annual base salary.

Bonus Multiple

There are three metrics used to determine the Bonus Multiple:

·	Performance to an Economic Value Add (“EVA”) goal
·	Performance to an established sales goal
·	Performance to established operational objectives (“MBOs”)

EVA Metric:  The EVA targets will be approved annually by the Human Resources and Compensation Committee.  The targets will be calculated following the company's established practice of determining net operating profits after tax, less a capital charge based on the assets employed in the business.  The targets will be consistent with those set for the quarterly SPAR company bonus program and will be based on continuous improvement over the prior year results.  The floor (0X), at which the bonus payout starts, will be set at the prior year achieved EVA, with expected improvement targets built from that starting point.  The EVA incentive will have a floor of 0X (0 percent of target incentive) and a ceiling of 2X (200 percent of target compensation).

Sales Metric:  The Human Resources and Compensation Committee will establish the annual sales target.  The floor (0X or 0 percent), at which the bonus payout starts, will be set at the prior-year achieved sales, with expected growth built from that starting point.  The sales incentive will have a floor of 0X (0 percent of target) and a ceiling of 2X (200 percent of target compensation).

MBO metric:  On an annual basis the Board will establish the MBOs (and measurement metrics) that the officers are expected to accomplish for the year.  Unless specifically weighted differently by the Board at the start of the year, each of the MBOs will be equally weighted.  The MBOs will have a floor of 0X (0-percent achievement of the objectives) and a ceiling of 1X (100-percent achievement of all of the objectives).

Annual Incentive deferral: A portion of the total Annual Incentive Bonus payments may be required to be deferred or “banked” for payment in future years and are subject to forfeiture in accordance with the terms described below.  At the discretion of the Human Resources and Compensation Committee, any Annual Incentive Bonus may be paid in the form of the Company’s Common Stock.

Terminations and Vesting of Deferred Balances:  In the event an officer either voluntarily or involuntarily experiences a “Separation From Service,” as that term is defined under Section 409A of the Internal Revenue Code (i.e., a termination of employment), with Spartan Motors, Inc. during any performance year, for reason other than death, disability, retirement, or a change in control (as described in “Death, Disability, Retirement, and Changes in Control below), the officer will not earn an annual incentive bonus for that year or any portion of an annual incentive bonus.  In addition, deferred balances will be payable as follows:

Mandatory Deferred Balances.......................................................................................... 50%

Payment of the mandatory deferred balances will be made to a terminated officer within thirty days after the Separation from Service, but in no case in a later taxable year than the year of the Separation From Service.  Notwithstanding the previous sentence, if the Separation from Service occurs during the last two weeks of the year, then payment will be made on the first practicable business day in January of the following year.

Death, Disability, Retirement, and Changes in Control: Upon the first to occur of the following events:

1.	an officer dies,
2.
an officer becomes disabled (meaning the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering associates of the Company),

3.	an officer retires, (meaning the Officer’s voluntary Separation From Service after either age 62 or age 60 with 10 years of service, as determined under the Company’s Retirement Plan), or
4.	a change in control of the Company (defined as acquisition by a purchaser of more than 50 percent of the Company’s stock or substantially all of the assets of the Company);

The officer will receive the following payments:

1.
A prorated annual incentive bonus for the year in which the event occurs.  The prorated bonus will be calculated as the officer’s Target Bonus percentage times the Bonus Multiple times the officer’s current prorated salary.  The current prorated salary is calculated as the weekly salary in effect on the date of the event times the number of weeks the officer was a member of the Executive Leadership Team Incentive Compensation Plan at the Company prior to the event.  If event occurs mid-week, a full week will be credited for the partial week; and

2.	100 percent of the sum of the officer’s mandatory deferred balances.

Long Term Incentive Compensation (“LTIC”)
Targeted long-term incentive compensation rate is expected to be 60 percent to 65 percent of base-pay range.  The Annual LTIC Amount is calculated as the targeted long term incentive compensation rate times the LTIC Multiple (described below) times the officer’s annual base salary.

LTIC Multiple

There are two metrics used to determine the long-term incentive compensation payout:

·	Performance to a shareholder return metric
·	Performance to established strategic MBOs

Combined performance of the two metrics will have an expected long-term minimum award of 40 percent of base salary, with a cap of 80 percent.

Shareholder return Metric: A portion of the annual LTIC is based on performance relative to a shareholder return metric.   The shareholder return metric may consist of a return on invested capital (ROIC) target, a comparison of Spartan Motors’ total shareholder return to a peer group of companies in similar industries, or other shareholder return metrics as the Human Resources and Compensation Committee deems appropriate.

Strategic MBOs Metric: A portion of the annual LTIC is based on achievement of established strategic MBOs.  On an annual basis the Board will establish the strategic MBOs (and measurement metrics) that the officers are expected to accomplish for the year. Unless specifically weighted differently by the Board at the beginning of the year, each of the objectives will be equally weighted.

Equity-Based Compensation Payment: The officers may elect equity compensation in a combination of restricted-stock grants and stock options.  An officer’s election is predicated upon that officer meeting certain equity holding requirements.  The Equity-Based Compensation Payment may be made in a combination of restricted-stock grants and options at the discretion of the Human Resources and Compensation Committee.

The number of shares or options granted is based on the Annual LTIC amount.  The number of shares to be granted for restricted share grants will be determined by dividing the Annual LTIC Amount by the average stock price over the preceding three years.  The number of stock options granted will be determined by dividing the Annual LTIC Amount by the calculated black-scholes valuation of the options at the time of grant.

The Human Resources and Compensation Committee shall have the authority to modify the Executive Leadership Incentive Compensation Framework or the vesting or terms of any outstanding award.

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